Exhibit 10.21

DATED NOVEMBER 5, 2008

The Carphone Warehouse Limited

-And-

SPARE BACKUP INC.

DATA STORAGE SERVICES AGREEMENT

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

CONTENTS

1.	Duration	2
2.	Materials and Backup Website	2
3.	Obligations of The Carphone Warehouse	3
4.	Obligations of Spare Backup	3
5.	Fees and Payments	4
6.	Intellectual Property	5
7.	Liability, Indemnity and Insurance	6
8.	Reports and Reviews	7
9.	Term and Termination	7
10.	Personal Data	8
11.	Confidentiality	9
12.	Publicity	10
13.	Assignment	10
14.	General Provisions	10
15.	Definitions and Interpretation	11
16.	Schedule 1	14
17.	Schedule 2	16
18.	Schedule 3	24
19.	Schedule 4	27
20.	Schedule 5	29

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

DATA STORAGE SERVICES AGREEMENT

THIS AGREEMENT is made on the 5th day of November, 2008 between:

THE CARPHONE WAREHOUSE LIMITED, a company incorporated in England and Wales under Company Number 2142673 whose registered office is situated at 1 Portal Way, London, W3 6RS United Kingdom (“The Carphone Warehouse”); and

SPARE BACKUP INCORPORATED, a company incorporated in Delaware, United States of America, whose registered office is 72757 Fred Waring Drive, Palm Desert, CA 92260 (“Spare Backup”).

WHEREAS:

Spare Backup is a provider of automated Internet backup solutions for both businesses and consumers.

The Carphone Warehouse wishes to include a data backup service to protect and save Customers’ data subject to the terms and conditions set out in this Agreement.

1	Duration
1.1	This Agreement will commence on the date of this Agreement (as set out above) and subject to Clause 9.1(a) below will continue throughout the Initial Period.
1.2

After the Initial Period the Agreement will continue in force automatically renewing on the anniversary of this Agreement (and each anniversary thereafter) for a term of 12 months (each, a Renewal Period) unless terminated in accordance with Clause 9.

2	Materials and Backup Website
2.1	The parties will design, produce and distribute such Materials as are agreed from time to time to promote the Backup Service.
2.2

Where pursuant to Clause 2.1, a party is responsible for designing Materials; it will obtain the consent of the other party to the form and content of such design (such consent not to be unreasonably delayed or withheld).

2.3	Prior to the Launch Date, Spare Backup will (at its cost) design and create the Backup Website, which will:
2.3.1	incorporate The Carphone Warehouse logos, trademarks and branding as The Carphone Warehouse reasonably requests from time to time;
2.3.2

be subject to The Carphone Warehouse’s approval (such approval not to be unreasonably delayed or withheld). For the avoidance of doubt, the entire content of the Backup Website, including but not limited to the use of The Carphone Warehouse logos, trademarks and branding will be subject to the Carphone Warehouse’s prior and ongoing approval;

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

2.3.3

include the Customer Terms and Conditions in an accessible and prominent position sufficient to bring them to the attention of the Customer for their consideration prior to the Customer signing up for the Backup Service;

2.3.4

clearly inform end users accessing the Backup Website that any contract for the Backup Service will be made between Spare Backup and such end user and that The Carphone Warehouse will not be a party to such contract;

2.3.5

incorporate such security features as are reasonably required and are in accordance with standard industry practice and Spareback’s obligations under the DPA and the provisions of Clause 10. To ensure the confidentiality and security of Customers’ payment details and identify that the Backup Website is “Powered by Spare Backup.”; and

2.3.6	at The Carphone Warehouse’s option include Spare Backup’s logos, marks and branding as The Carphone Warehouse may reasonably request.
2.4

Spare Backup will test the Backup Website to ensure full functionality at least (45) days prior to the Launch Date and will (on request) provide The Carphone Warehouse with details of such testing. Should such testing not ensure full functionality, Spare Backup will be required to conduct further testing of the Backup Website within (15) days. In the event that such further testing should not ensure full functionality, The Carphone Warehouse reserves the right to terminate this Agreement with immediate effect.

2.5	Subject to Clause 2.4 Spare Backup will activate the Backup Website on the Launch Date.
2.6	For the avoidance of doubt, the entire content of the Backup Website, including but not limited to the Customers Terms and Conditions, will be subject to The Carphone Warehouse’s prior approval.
2.7

Spare Backup will deliver the materials necessary for the Backup Website, including but not limited to the Terms and Conditions, no later than (7) days after the Effective Date in any manner and to such extent as The Carphone Warehouse deems necessary at its sole discretion from time to time.

2.8	Following delivery of the materials in accordance with Clause 2.7, The Carphone Warehouse will determine how end users access the Backup website at its sole discretion.
3	Obligations of The Carphone Warehouse
3.1	During the Term, The Carphone Warehouse will use its reasonable endeavours to promote the Backup Service.

Without prejudice to any other provision in this Agreement, The Carphone Warehouse will use its reasonable endeavours to provide such co-operation and information as Spare Backup may reasonably request in order to perform its obligations under this Agreement; and

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

3.2	The Carphone Warehouse will forward to Spare Backup any customer service queries received by Customers relating to the Backup Service for resolution in accordance with Clause 4.2(e).
4	Obligations of Spare Backup
4.1	In respect of the Backup Website, Spare Backup will (at its cost) during the Term:
4.1.1	be solely responsible for the administration and operation of the Backup Website;
4.1.2	ensure the efficient operation of registration of Customers on the Backup Website;
4.1.3	maintain and host the Backup Website server so that the Backup Website has full functionality; and
4.1.4	except in relation to Planned Maintenance or in the event of emergency, ensure that the Backup Website is available 24 hours per day, 365 days per year.
4.2	With respect to Customers, Spare Backup will (at its cost) during the Term
4.2.1	provide the Backup Service to Customers who Register during the Term;
4.2.2	comply with the standards of service stated in the Customer Terms and Conditions or as stated in any other advertising or promotion relating to the Backup Service;
4.2.3	promptly process any cancellation requests received by Customers in accordance with Customer Terms and Conditions;
4.2.4	establish a support structure via the web for Customers, web based support will be available to Customers 24 hours per day every day; and
4.2.5	resolve any Customer disputes in a courteous, prompt, reasonable and efficient manner.
4.2.6	ensure that Customers are entitled to participate in the Promotional Offer as set forth in Schedule 2.
4.2.7

notify Customers prior to their exceeding the 1GB storage backup available in the Promotional Offer as set forth in Schedule 2, the content of such notification to be pre-approved by The Carphone Warehouse.

4.3	Without prejudice to any other provision in this Agreement, Spare Backup warrants that:
4.3.1

it will comply with any and all applicable legislation, statutory requirement, regulation, code of practice or industry accepted code of conduct in fulfillment of its obligations in connection with the Spare Backup Website, the Backup Website and the Backup Service including all obligations with respect to processing of Personal Data as required;

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4.3.2	it will cause its employees, contractors, consultants or agents who are responsible for the performance of Spare Backup’ obligations under this Agreement to discharge all such obligations;
4.3.3	it will carry out its obligations under this Agreement and under the Customer Terms and Conditions with reasonable skill and care;
4.3.4	it will not and has not enter into any agreement or understanding that will conflict with Spare Backup’s obligations or The Carphone Warehouse’s rights under this agreement;
4.3.5	that it has negotiated this agreement in good faith; and
4.3.6

the Backup Services will perform the functions described in the Customer Terms and Conditions or as stated in any other advertising or promotion and that it will provide limited warranties to Customers with respect to the Backup Services.

4.3.7

Spare Backup warrants that no portion of the Software, including enhancements or modifications made to the Software, contains or will contain any disabling mechanism or protection feature designed to prevent its use, including any clock, timer, counter, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable the Customer’s computer systems or other software or hardware.

5	Prices and Payment
5.1	The Carphone Warehouse will be entitled to a Revenue Share of the Monthly Fees and the Annual Fees as set forth in Schedule 2.
5.2

Spare Backup will invoice the Customer directly for all Monthly Fees and Annual Fees due from the Customer.Paid invoices received by Spare Backup from the Customers will form the basis of the Revenue Share.

5.3

Spare Backup will pay The Carphone Warehouse Revenue Shares on a monthly basis, with payment due thirty (30) days after the end of each calendar month. Spare Backup will provide The Carphone Warehouse at the end of each calendar month with a summary of the relevant activities for which payment is being made containing all information reasonably necessary for The Carphone Warehouse to verify the accuracy of payment (“the Report” as described further in Schedule 2) On receipt of the Report, The Carphone Warehouse will send back an invoice drawn up in consideration of such, such invoice to paid within (14) days. Payments will become delinquent if not made by the 10th day after they are due and will thereafter accrue interest at the rate of 4% above the base rate of Barclays’ Bank PLC from time to time in force.

5.4

Revenue Shares and all other amounts payable hereunder do not include any foreign, national, state or local taxes, customs duties or similar tariffs of fees, all of which shall be payable by Spare Backup.

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

6	Intellectual Property
6.1	Spare Backup warrants and represents that:
6.1.1	it has and will continue to maintain full, unencumbered title and right to grant all the rights and licenses it grants to Customers for the Software pursuant to the Customer Terms and Conditions;
6.1.2	the Software, the Spare Backup Website, the Backup Services and the Backup Website complies with all relevant laws and regulations in the Territories; and
6.1.3

the Software, the Spare Backup Website, the Backup Services and the Backup Website does not infringe the Intellectual Property rights of any third party and so far as it is aware, no third party has made any claim which is outstanding at the date hereof that all or any part of the Software infringes any third party’s Intellectual Property rights.

6.2

Neither party may use any trademark (whether registered or not) or logo of the other party except as expressly provided in this Agreement or with the prior written consent of the other party. The parties shall work together to approve templates containing the logo of the other party that can be used without the other party’s prior written approval. The parties will not need prior written approval where the other party’s logo has been used: (a) in a format that has been approved by the other party prior to the Effective Date or at any time during the Term; and/or (b) in templates pre-approved by the other party (as described above).

6.3

Save as provided in clause 6.4 below, The Carphone Warehouse will not gain any Intellectual Property rights or other rights in the Software or the Backup Services and related materials including (without limitation) documentation or other data by virtue of this Agreement or its operation.

6.4

The Carphone Warehouse will own the Intellectual Property in any Materials created exclusively for the Backup Website by either party which incorporate any of The Carphone Warehouse trade name, brand, logo, or other marketing Materials provided by The Carphone Warehouse, and grants Spare Backup a royalty-free, non-exclusive and non-transferable license to use the same on the Backup Website during the Term.

6.5

Unless otherwise agreed between the Parties, the Intellectual Property in any data or Materials created pursuant to this Agreement will be the property of the Carphone Warehouse who shall own the copyright.

6.6

Spare Backup hereby grants The Carphone Warehouse a non-exclusive, non-transferable licence in the Territories to use any of Spare Backup’s trademarks (whether registered or not) or logos and warrants that such trademark or logos do not infringe the Intellectual Property Rights of any third party.

7	Liability, Indemnity and Insurance
7.1

Subject to Clause 7.2 below, Spare Backup will indemnify and hold The Carphone Warehouse (including its officers, employees, agents and The Carphone Warehouse Group Companies) harmless from and against all liabilities, losses, damages, costs,

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

prosecutions and expenses in relation to any claims or actions brought against The Carphone Warehouse or any of its Group Companies (provided always that the total liability of Spare Backup under this indemnity shall not exceed the amount of its relevant insurance cover as set out in Schedule 1 below or £2,000,000 whichever is the greater) based on or resulting from:

7.1.1	the provision or operation of the Backup Service;
7.1.2	any material breach of this Agreement by Spare Backup;
7.1.3	any breach of the Customer Terms and Conditions by Spare Backup; and
7.1.4	any negligence or gross misconduct of Spare Backup.
7.2	The Carphone Warehouse will promptly notify Spare Backup of any claim or allegation falling within Clause 7.1.
7.3

Subject to Clause 7.4 below, The Carphone Warehouse will indemnify and hold Spare Backup (including its officers, employees, agents and Group Companies) harmless from and against all liabilities, losses, damages, costs, prosecutions and expenses in relation to any claims or actions brought against Spare Backup or any of its Group Companies based (provided always that The Carphone’s Warehouse’s total liability under this Agreement will not exceed £500,000) on or resulting from the ownership or rights in the Materials provided by The Carphone Warehouse (except in respect of any Spare Backup intellectual property used in the Materials or to the extent that it relates to any material or information provided by Spare Backup for use by The Carphone Warehouse in the Materials) if used in accordance with this Agreement.

7.4

Spare Backup will promptly notify The Carphone Warehouse of any claim or allegation falling within Clause 7.3 and provide the Carphone Warehouse with all information necessary to defend any such claim.

7.5

During the Term, Spare Backup will maintain standard business insurance, at a level of coverage not less than that set out in Schedule 1, with one or more reputable insurance companies and/or underwriters and will at The Carphone Warehouse’s request produce for inspection the original or a copy of such insurance policy or policies and receipt(s) evidencing payment of the applicable premium(s).

7.6

Nothing in this Agreement shall be construed so as to exclude or restrict either party’s liability in respect of injury or death to any person resulting from its negligent act or omission or the negligent act or omission of its employees or agents.

7.7

Spare Backup will indemnify and hold The Carphone Warehouse (including its officers, employees, agents and The Carphone Warehouse Group Companies) harmless from and against all liabilities, losses, damages, costs, prosecutions and expenses in relation to any claims or actions brought against The Carphone Warehouse or any of its Group Companies that arise from (i)Spare Backup’s infringement of a third party’s ownership of any Intellectual Property Rights, in the Software, the Spare Backup Website, the Backup Website or the Materials; (ii) any breach by Spare Backup of the provisions of Clause 10; and any breach by Spare Backup of the provisions of clause 11.

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

7.8

Nothing in this Agreement shall be construed so as to exclude or restrict Spare Backup’s liability in respect of (i) Spare Backup’s infringement of a third party’s ownership Intellectual Property Rights, in the Software, the Spare Backup Website, the Backup Website or the Materials; (ii) any breach by Spare Backup of the provisions of Clause 10; and any breach by Spare Backup of the provisions of clause 11.

8	Reports and Reviews
8.1

Representatives from Spare Backup and The Carphone Warehouse will use their best endeavors to meet at mutually agreed times to discuss any issues arising from operation of this Agreement and the provisions of the Backup Service and will discuss, consider and/or negotiate in good faith to resolve any outstanding issues.

8.2	Spare Backup will provide The Carphone Warehouse with the Report specified in Schedule 2.
8.3

During the Term and for a period of six months thereafter, and upon reasonable notice and at reasonable intervals, but no more often than once every four (4) months, Spare Backup will permit The Carphone Warehouse access to any of its premises from which the Backup Service are being provided and to review the documents and accounts referred to in clause 8.4.

8.4

Spare Backup will maintain and keep in a safe location during the Term and for a period of seven (7) years following the expiry or termination of this Agreement (for whatever reason) accurate records, documents and accounts necessary to verify the number of Customers and to demonstrate Spare Backup’s compliance with the provisions of this Agreement.

8.5

During the Term and for a period of six months thereafter, within ten (10) days of receiving a request in writing from The Carphone Warehouse, Spare Backup will, in accordance with the provisions of clause 8.4, submit to The Carphone Warehouse copies of any of the records, documents and accounts referred to in Clause 8.4.

8.6

During the Term and for a period of six months thereafter, the Carphone Warehouse shall have the right, using their own staff or external auditors (at their own cost) on a minimum of ten (10) working days’ notice (but no more often than once every four (4) months) to audit such of the records and books of account of Spare Backup as relate to this Agreement in order to establish that all account revenue including Revenue Shares and other figures are properly accounted for and that Spare Backup is complying with its obligations under this Agreement. Should any audit carried out under the terms of this Agreement reveal any error in payments of the Revenue Shares by Spare Backup, The Carphone Warehouse reserves the right to terminate this Agreement with immediate effect and to claim interest on any shortfall at a rate of 8% above the base rate of Barclay’s Bank PLC from time to time in force.

9	Term and Termination
9.1	Subject to Clauses 9.2 and 9.3 either party may terminate this Agreement:

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

9.1.1

by providing not less than 90 days’ notice in writing to the other to expire no earlier than the end of the Initial Period or by providing not less than sixty (90) days’ notice in writing at any time during the Renewal Period;

9.1.2	immediately by written notice if the other party:
9.1.3

commits any material or persistent breach of any of the provisions of this Agreement and, in the case of a breach capable of remedy, fails to remedy the same within 14 days after receipt of a written notice giving reasonable particulars of the breach and requiring it to be remedied;

9.1.4

has a receiver, liquidator or administrator appointed, is the subject of insolvency proceedings (including entering administration), makes any composition or arrangement with creditors, is unable to pay its debts as and when they fall due, ceases to trade or in the case of Spare Backup to provide the Backup Service or passes a resolution for or is the subject of a winding-up order (except for the purpose of a solvent amalgamation or reconstruction) or if the other gives oral or written notice that it is about to be subject to such an event; or

9.1.5	if a Force Majeure Event causes a party to be unable to perform in full or in part its obligations under this Agreement for a period of thirty (30) days or more.
9.2

The Carphone Warehouse may terminate this Agreement immediately by written notice if Spare Backup suffers a change of control (as defined in section 840 of the Income and Corporation Taxes Act 1988) (except by virtue of an internal reorganization or restructure).

9.3	Following termination of this Agreement pursuant to this Clause 9, Clauses 5, 6, 7, 8, 10 and 11 will remain in force.
9.4	The rights to terminate this Agreement given by this Clause will be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.
9.5	The Carphone Warehouse reserves the right to terminate this Agreement at any time in Spare Backup is in breach of Clause 5, Clause 6 , Clause 8, Clause 10 and Clause 11.
9.6	The Carphone Warehouse may terminate this agreement on one month’s written notice at any time.
10	Personal Data
10.1

Spare Backup shall at all times comply with the provisions of the DPA in its Processing of Personal Data and undertakes that it will adhere to all data protection principles recognised by the European Commission.

10.2

The Carphone Warehouse shall be the Data Controller in respect of all Personal Data. Spare Backup will only process Personal Data on behalf of The Carphone Warehouse in accordance with and for the purposes set out in this Agreement.

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

10.3

Spare Backup undertakes when acting as a data processor in respect of the Personal Data processed by it pursuant to this Agreement, to assume all The Carphone Warehouse’s obligations under the Act as if Spare Backup were the Data Controller of such Personal Data, and to comply at all times with the Data Protection Policy.

10.4

Without limiting the application of this Clause 10, Spare Backup undertakes when acting as a data processor to implement and to maintain a security policy substantially in the form of the Data Protection Policy in respect of the Personal Data. Spare Backup further undertakes when acting as data processor to ensure the compliance with such security policy by its employees, agents and sub-contractors at all times.

10.5

Spare Backup undertakes to provide a copy of its security policy in respect of the Personal Data to Spare Backup as and when the policy is updated and to consider with Spare Backup measures which may be taken from time to time to improve or amend the security policy.

10.6

Spare Backup undertakes to inform The Carphone Warehouse promptly in the event of any breach of its security policy in relation to the Services which comes to its attention, and to provide The Carphone Warehouse with an explanation of the cause of the breach and any proposals to remedy the breach. Spare Backup shall take all reasonably steps necessary to remedy the breach and to minimise the likelihood of a future breach.

10.7

Spare Backup undertakes to inform The Carphone Warehouse promptly in the event of any unauthorised or unlawful Processing of Personal Data (“unauthorised event”) and in the event of any accidental loss, destruction or damage to the Personal Data (“accidental event”) and to provide The Carphone Warehouse with an explanation of the cause of the breach and proposals to remedy the unauthorised event or accidental event as the case may be. Spare Backup shall take all reasonable steps necessary to remedy the breach and to minimise the likelihood of a future breach.

10.8

Where a Data Subject exercises his or her right under the DPA in respect of Personal Data Processed by Spare Backup on behalf of The Carphone Warehouse or where The Carphone Warehouse is required to deal or comply with any assessment, enquiry, notice or investigation by the Information Commissioner, then Spare Backup will co-operate as requested by The Carphone Warehouse to enable The Carphone Warehouse to comply with all obligations of The Carphone Warehouse which arise as a result of the exercise of such rights or as a result of such assessment, enquiry, notice or investigation.

10.9

Spare Backup shall co-operate with The Carphone Warehouse and provide The Carphone Warehouse with such information and access to any facilities, premises or equipment from or on which Personal Data is, has been, or is to be processed pursuant to this Agreement as The Carphone Warehouse may reasonably require to enable it to monitor compliance by Spare Backup of its obligations in this Clause 10.

10.10	Spare Backup shall not subcontract any of its obligations under this Agreement regarding the Processing of Personal Data without the prior written consent of The Carphone Warehouse.
10.11	For the avoidance of doubt, Personal Data shall remain the absolute property of The Carphone Warehouse and Spare Backup shall never at any time have any title to such Personal Data.

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

10.12	In the event that Spare Backup transfers data outside of the EEA, Spare Backup agrees and warrants that it will comply with the provisions of Clause 10.13 below and Appendix 5 Below:
10.13

The Standard Contractual Clauses for the transfer of Personal Data to third countries under Directive 95/46/EC contained in the Annex to the Commission Decision of 27 December 2001 are incorporated into the contract with the following changes:

10.13.1	“Data Exporter” shall mean The Carphone Warehouse;
10.13.2	“Data Importer” shall mean Spare Backup;
10.13.3	with reference to clause 9 the Governing Law is the law of England and Wales;
10.13.4	with reference to Appendix 1, the information agreed by the parties and set forth in Schedule 5 shall apply; and
10.13.5	with reference to Appendix 2, the technical organisation and security measures implemented by Spare Backup with accord with those set forth in Schedule 4.
11	Confidentiality
11.1	Each party warrants that:
11.1.1

it (and any person employed or engaged by it in connection with this Agreement in the course of such employment or engagement) shall use Confidential Information only for the purposes of this Agreement;

11.1.2

it (and any person employed or engaged by it in connection with this Agreement in the course of such employment or engagement) shall not disclose Confidential Information to any third party without the prior written consent of the other party; and

11.1.3

it shall take all reasonable precautions to ensure that all Confidential Information is treated as confidential and is not disclosed (save as aforesaid) or used other than for the purposes of this Agreement.

11.4

Each party undertakes to the other to take all such steps as shall from time to time be reasonable to ensure compliance with the provisions of Clause 11.1 above by its employees agents consultants and sub-contractors.

11.5

Without prejudice to any other rights or remedies that either party may have, each party acknowledges and agrees that if Confidential Information is used or disclosed other than in accordance with the terms of the Agreement, that party shall, without proof of special damage, be entitled to an injunction, specific performance or other equitable relief in respect of such misuse, in addition to any damages or other remedy to which it may be entitled.

11.6

Neither party shall issue any press release or other public document containing, or make any public statement containing or otherwise disclose to any person who is not a party to this Agreement its involvement in this Agreement or information which relates to or is

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

connected with or arises out of this Agreement or matters contained in it without the prior written consent of the other party (which shall not unreasonably withheld) unless required to do so by any law or applicable regulation.

11.7	The obligations contained in this Clause 11 shall continue in force for twelve (12) months after the termination of this Agreement.

12	Publicity

Neither party will issue any press release or other communication concerning the subject matter of this Agreement without the prior written approval of the other party, which approval shall not unreasonably withheld; provided, however, that this clause shall not apply to any communications necessary or appropriate with governmental agencies.

13	Assignment
13.1

This Agreement is personal to Spare Backup and, (subject to clause 14.2 below) Spare Backup will not assign, sell, license, transfer or otherwise deal with the benefit and/or burden of this Agreement or any rights or obligations hereunder to any person or declare a trust over this Agreement without the prior written consent of The Carphone Warehouse (such consent not to be unreasonably withheld or delayed).

13.2

Spare Backup may not delegate or sub-contract the whole of this Agreement without The Carphone Warehouse’s prior written consent (such consent not to be unreasonably withheld or delayed) but Spare Backup may delegate or subcontract part of this Agreement or any of its rights or obligations under it provided that Spare Backup will remain liable for the proper performance of this Agreement.

13.3

The Carphone Warehouse shall at all times be permitted to assign, sell, license, transfer or otherwise deal with the benefit and/or burden of this Agreement or any rights or obligations hereunder to any member of The Carphone Warehouse’s Group Companies. For the avoidance of doubt, this Agreement shall enure for the benefit of The Carphone Warehouse’s ultimate holding company The Carphone Warehouse Group PLC (a company registered in England and Wales with registered number 3253714 whose registered office is at 1 Portal Way, London, W3 6RS) and The Carphone Warehouse’s and each of their subsidiary companies, direct or indirect, from time to time.

14	General Provisions
14.1	This Agreement may only be varied by a document in writing signed by each of the Parties.
14.2

All obligations under this Agreement which by their nature would continue beyond the termination and/or expiration of this Agreement will survive such termination and/or cancellation including but not limited to Clauses 6, 7, 8, 10 and 11

14.3

No relationship of agency, joint venture or partnership will be created or will be deemed to exist between the Parties by virtue of the execution or performance of this Agreement. Unless this Agreement expressly provides otherwise, neither party will have authority to bind the other party without that other party’s prior written consent.

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

14.4

The failure of either party in any one or more instances to insist on strict performance of one or more of the terms of this Agreement or to exercise any right or remedy under this Agreement or at law will not be construed as a waiver of any subsequent breach of the same term, any breach of any other term nor of the right to enforce another such right or remedy or the same right or remedy arising on another occasion.

14.5

Any notice required or authorized by this Agreement to be given by either party to the other party must be in writing and delivered by personal service or sent by first class recorded delivery post to the address set out in this Agreement (or such other address as a party will notify the other from time to time), and in the case of notices to be given to The Carphone Warehouse will be addressed to the Company Secretary and in the case of notices to be given to Spare Backup will be addressed to The Managing Director, and will be deemed to have been served:

14.5.1	where personally delivered at the time of delivery; or
14.5.2	where posted 48 hours after posting.
14.6

If either party is unable to perform in full or in part or is delayed in so performing any obligation under this Agreement because of a matter beyond its reasonable control which comprises for example (but without limitation) Acts of God or the public enemy, riots, insurrection, war, fire, embargoes, judicial or regulatory action and acts of military authority (“Force Majeure Event”) it will have no liability to the other party for failure to perform during such period of Force Majeure Event. The party suffering the Force Majeure Event shall promptly give notice of the full details (including any anticipated length) of the Force Majeure Event to the other party.

14.7

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

14.8

This Agreement and any document specifically referred to herein constitute the entire agreement of the Parties with respect to its subject matter and supersedes all prior negotiations, discussions, written, oral or electronic communications, arrangements and understandings between them or any statement or representation made by either of them in relation to the subject matter of this Agreement (except that neither party excludes liability for fraudulent misrepresentation) and may only be varied or modified in writing between the Parties.

14.9	This Agreement will be governed by and construed with in accordance with the laws of England and Wales and the Parties agree that the English courts will have exclusive jurisdiction.
14.10	In the event of any inconsistencies between the terms of this Agreement and any Schedule, the terms of the Agreement shall prevail.
14.11

Spare Backup and The Carphone Warehouse each acknowledge and agree that they will discuss future offerings and opportunities that may become available and will negotiate in good faith any amendment to this Agreement appropriate to reflect agreements reached with respect to such offerings and opportunities.

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

15	Definitions and Interpretation:
15.1	Definitions:

“Agreement” Means this agreement together with all the attached schedules and documents specifically referred to herein;

“Annual Fees” shall have the meaning set forth in Schedule

“Backup Service” means the automated Internet backup service offered by Spare Backup to Customers (full details of which are set out in Schedule 2) on the Customer Terms and Conditions;

“Backup Websites will be co-branded (as between the parties) operated by Spare Backup, these sites will be located within the Sparebackup.com domain and will be made available for services included within this agreement;

“Confidential Information” means all information which relates to the business affairs, products, services, marketing strategy, developments, trade secrets, know-how, personnel, customers and suppliers of either party or other information to the extent that it may reasonably be regarded as the confidential information of the disclosing party and all unpatented designs, drawings, software specifications, processes, testing procedures, security systems and all other information and material including all data subject to the DPA, other data, information, text, drawings, diagrams, images or sound embodied or carried in any electronic tangible or intangible medium which are supplied or in respect of which access is granted by one party to the other pursuant to this Agreement, or which either party is required to generate under this Agreement or which was disclosed by one party to the other either directly or indirectly PROVIDED THAT Confidential Information shall not include: (i) information which was in the public domain at the time of disclosure; (ii) information which, though originally Confidential Information, subsequently falls into the public domain through no fault of either party receiving the Confidential Information, as of the date of its so falling; (iii) information independently developed by subcontractors or agents of either party where such party can show it had no access to Confidential Information received under this Agreement; (iv) information lawfully in the possession of either party at the time of disclosure or which is subsequently lawfully received from a third party; (v) information disclosed pursuant to a duty imposed by law or by a court of competent jurisdiction or the requirements of a relevant regulatory authority but only to the extent so required; or (vi) information disclosed with the other party’s prior written approval;

“Customer” means a customer of The Carphone Warehouse or of one of The Carphone Warehouse’s Group Companies who registers for the Backup Service;

“Customer Terms and Conditions” means the terms and conditions, including Privacy Policy, applicable to a Customer’s use of the Backup Service and as approved by The Carphone Warehouse. For the avoidance of doubt, the Customer Terms and Conditions shall be between Customers and Spare Backup;

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

“DPA” means the Data Protection Act 1988 and where “Data Controller”, “Data Subject” and “Data Processor” are referred to in this Agreement, they shall have the meaning set out in the DPA.

“Effective Date” the date this Agreement is signed by both parties.

“Financial Year” means The Carphone Warehouse’s financial year that runs from the last Sunday in April each year;

“Group Company or Group Companies” means any subsidiary or holding company or ultimate means a holding company or subsidiary of such ultimate holding company (as defined in section 1159 of the Companies Act 2006) from time to time of a company;

“Initial Period” means twelve (12) months from the date of this Agreement;

“Intellectual Property” means any business name, copyright, database right, design right, domain name, know-how, logo, patent, service mark, trademark or trade secret and other similar rights, whether any of these have been applied for, are registered or are unregistered;

“Launch Date” a date no later than (45) days after the Effective Date.

“Materials” means any advertising, promotional and point of sale materials (including those expressly referred to in Clause 2) used to market and promote the Backup Service;

“Member State” shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (the Directive);

“Monthly Fees” shall have the meaning set forth in Schedule 2;

“Personal Data” means all information and personal data (as such term is defined in the Data Protection Act 1998) relating to a Customer, including their name, address, email address and bank card details;

“Planned Maintenance” means such maintence to the Backup Website as is needed to ensure full functionality agreed between the parties from time to time but, in any event, no longer a total of 8 hours over the course of the Term.

“Registration” and to “Register” means a Customer providing certain details (including Personal Data) to Spare Backup;

“Report” shall have the meaning set forth in Schedule 2.

“Revenue Share” shall have the meaning set forth in Schedule 2;

“Software” the software owned by or licensed to Spare Backup at the date of this Agreement used for the provision of Backup;

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

“Spare Backup Websites” All websites included within this Agreement will be operated by Spare Backup and located within the Sparebackup.com domain. Each website will be made available for services included within this Agreement;

“Supervisory Authority” shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (the Directive);

“Technical and Organisational Security Measures” shall mean those measures aimed at protecting Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing;

“Term” means the Initial Period and any Renewal Period until termination of this Agreement pursuant to Clause 9;

“Territories” United Kingdom and additional countries may be mutually agreed on by the parties from time to time;

15.2	References to Clause numbers are to clause numbers of this Agreement.
15.3	Headings are for convenience only and will not affect construction.
15.4	The expressions “including,” “include,” “includes,” “included” and “in particular” will be construed to mean without limitation.
15.5

References to any statute, enactment, order, statutory instrument or statutory provision include such statute, enactment, order, statutory instrument or statutory provision together with all regulations and subordinate legislation made thereunder, as from time to time amended, re-enacted, consolidated or replaced.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED for and on behalf of

The Carphone Warehouse Limited	/s/ Tim Morris
Name	Tim Morris
Position	Company Secretary
Date Executed	November 5, 2008

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

SIGNED for and on behalf of

SPARE BACKUP INC.	/s/ Cery Perle
Name	Cery Perle
Position	Chief Executive Officer
Date Executed	November 5, 2008

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

SCHEDULE 1 - INSURANCE COVERAGE

Client#: 38784 SPARBA

# ACORD™ CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY) 01/04/07

| PRODUCER | THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. |
|---|---|
| Frank Crystal & Co of CA, Inc<br>License #OB64537<br>120 Montgomery St., Ste. 600<br>San Francisco, CA 94104-4602 | |

| INSURED | INSURERS AFFORDING COVERAGE | NAIC # |
|---|---|---|
| Spare Backup inc.<br>73061 El Paseo, Suite 202<br>Palm Desert, CA 92260 | INSURER A: St. Paul Fire & Marine Ins. Co. | |
| | INSURER B: The St. Paul Companies | |
| | INSURER C: | |
| | INSURER D: | |
| | INSURER E: | |

## COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

| INSR LTR | ADD'L INSRD | TYPE OF INSURANCE | POLICY NUMBER | POLICY EFFECTIVE DATE (MM/DD/YY) | POLICY EXPIRATION DATE (MM/DD/YY) | LIMITS | |
|---|---|---|---|---|---|---|---|
| A | | GENERAL LIABILITY<br>X COMMERCIAL GENERAL LIABILITY<br>CLAIMS MADE X OCCUR<br>GEN'L AGGREGATE LIMIT APPLIES PER: POLICY / PRO-JECT / LOC | TT09401167 | 08/01/06 | 08/01/07 | EACH OCCURRENCE | $1,000,000 |
| | | | | | | DAMAGE TO RENTED PREMISES (Ea occurence) | $250,000 |
| | | | | | | MED EXP (Any one person) | $10,000 |
| | | | | | | PERSONAL & ADV INJURY | $1,000,000 |
| | | | | | | GENERAL AGGREGATE | $2,000,000 |
| | | | | | | PRODUCTS - COMP/OP AGG | $2,000,000 |
| A | | AUTOMOBILE LIABILITY<br>ANY AUTO<br>ALL OWNED AUTOS<br>SCHEDULED AUTOS<br>X HIRED AUTOS<br>X NON-OWNED AUTOS | TT09401167 | 08/01/06 | 08/01/07 | COMBINED SINGLE LIMIT (Ea accident) | $1,000,000 |
| | | | | | | BODILY INJURY (Per person) | $ |
| | | | | | | BODILY INJURY (Per accident) | $ |
| | | | | | | PROPERTY DAMAGE (Per accident) | $ |
| | | GARAGE LIABILITY<br>ANY AUTO | | | | AUTO ONLY - EA ACCIDENT | $ |
| | | | | | | OTHER THAN AUTO ONLY: EA ACC | $ |
| | | | | | | AGG | $ |
| A | | EXCESS/UMBRELLA LIABILITY<br>X OCCUR CLAIMS MADE<br>DEDUCTIBLE<br>RETENTION $ | TT09401167 | 08/01/06 | 08/01/07 | EACH OCCURRENCE | $10,000,000 |
| | | | | | | AGGREGATE | $10,000,000 |
| | | | | | | | $ |
| | | | | | | | $ |
| | | | | | | | $ |
| B | | WORKERS COMPENSATION AND EMPLOYERS' LIABILITY<br>ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED?<br>If yes, describe under SPECIAL PROVISIONS below | HEUB7225C97606 | 08/15/06 | 08/15/07 | X WC STATU-TORY LIMITS / OTH-ER | |
| | | | | | | E.L. EACH ACCIDENT | $1,000,000 |
| | | | | | | E.L. DISEASE - EA EMPLOYEE | $1,000,000 |
| | | | | | | E.L. DISEASE - POLICY LIMIT | $1,000,000 |
| | | OTHER | | | | | |

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES / EXCLUSIONS ADDED BY ENDORSEMENT / SPECIAL PROVISIONS

Certificate holder is named as an additional insured as their interest may appear.

| CERTIFICATE HOLDER | CANCELLATION |
|---|---|
| DSG International PLC<br>Marylands Avenue<br>Hemel Hempstead<br>Herts, UK HP2TG | SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.<br>AUTHORIZED REPRESENTATIVE<br>RBSSBly |

ACORD 25 (2001/08) 1 of 2 #S198787/M190653 KXF
© ACORD CORPORATION 1988

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

# IMPORTANT

If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

## DISCLAIMER

The Certificate of Insurance on the reverse side of this form does not constitute a contract between the issuing insurer(s), authorized representative or producer, and the certificate holder, nor does it affirmatively or negatively amend, extend or alter the coverage afforded by the policies listed thereon.

ACORD 25-S (2001/08) 2 of 2 #S198787/M190653

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

SCHEDULE 2

Promotional Offers

•	Spare Backup will ensure that all Customers will be entitled to participate in a promotional offer giving the Customer 1 gigabyte (“GB”) of storage backup.
•	Spare Backup will ensure that all Customers will be entitled to participate in a data migration promotional offer, the terms of such to be agreed between the parties in writing.

Revenue Shares

The Carphone Warehouse shall be entitled to [___] of all gross revenue generated by the Monthly Fees and Annual Fees (“Revenue Share(s)”)

Pricing

The cost to Customer of backup storage is set forth as follows:

Storage in GB	“Monthly Fees”	“Annual Fees”
10	[____]	[____]
20	[____]	[____]
40	[____]	[____]
50	[____]	[____]
80	[____]	[____]
120	[____]	[____]

Reporting

Spare Backup shall provide the following reporting information to The Carphone Warehouse each calendar month;

•	the number of promotional offers made in accordance with the provisions of Clause 17.1 of this Schedule 2;
•	the number of monthly and annual subscriptions made by Customers;
•	the Net Revenue received from Customers;
•	the total data stored by all Customers; and
•	each party’s percentage of revenue generated through the Backup Website including the Revenue Shares (together, “the Report”).

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

SCHEDULE 3

Data Protection Policy

The Carphone Warehouse Group PLC and its subsidiary companies need to collect and use certain information about people with whom we deal in order to conduct our business. This includes current, past and prospective employees, suppliers, customers and others with whom we communicate. In addition we may occasionally be required by law to collect and use certain types of information to comply with the requirements of government departments. This information must be dealt with in accordance with the law however it is collected, recorded and used – whether on paper, in a computer or recorded on other material – and there are safeguards to ensure this in the Data Protection Act 1998.

We regard the lawful and fair treatment of personal information as very important to successful operations and to maintaining confidence between those with whom we deal and we therefore ensure that we treat personal information lawfully and correctly. To this end, we fully endorse and adhere to the Principles of Data Protection, as enumerated in the Data Protection Act 1998.

Specifically, the Principles require that personal information:

•	shall be processed fairly and lawfully and, in particular, shall not be processed unless any conditions specified by us from time to time are met;
•	shall be obtained only for one or more specified and lawful purposes and shall not be further processed in any manner incompatible with that purpose or purposes;
•	shall be adequate, relevant and not excessive in relation to the purpose or purposes for which they are processed;
•	shall be accurate and, where necessary, kept up to date;
•	shall not be kept for longer than is necessary for that purpose or purposes;
•	shall be processed in accordance with the rights of data subjects under the Act;
•

appropriate Technical and Organisational Security Measures shall be taken against unauthorised or unlawful processing of personal information and against accidental loss or destruction of, or damage to, personal information; and

•

shall not be transferred to a country or territory outside the European Economic Area unless that country or territory ensures an adequate level of protection for the rights and freedoms of data subjects in relation to the processing of personal information.

Therefore will, through appropriate management and strict application of criteria and controls:

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

•	observe fully conditions relating to the fair collection and use of information;
•	meet our legal obligations to specify the purposes for which information is used;
•	collect and process appropriate information and only to the extent that it is needed to fulfil operational needs or to comply with any legal requirements;
•	ensure the quality of information used;
•	apply strict checks to determine the length of time information is held;
•

ensure that the rights of people about whom information is held can be fully exercised under the Act. These include the right to be informed that processing is being undertaken, the right of access to one’s personal information, the right to prevent processing in certain circumstances and the right to correct, rectify, block or erase information which is incorrect;

•	take appropriate technical and organisational security measures to safeguard personal information; and
•	ensure that personal information is not transferred abroad without suitable safeguards.

In addition we will ensure that:

•	we have a Data Protection Officer who is responsible for Data Protection Issues in our organisation;

•	everyone managing and handling personal information understands that they are contractually responsible for following good data protection practice;
•	everyone managing and handling personal information is appropriately trained to do so;

•	everyone managing and handling personal information is appropriately supervised;

•	anybody wanting to make enquiries about handling personal information knows what to do:

•	queries about handling personal information are promptly and courteously dealt with;

•	methods of handling personal information are clearly described;

•	a regular review and audit is carried out of the way personal information is managed;

•	methods of handling personal information are regularly assessed and evaluated; and

•	performance with handling personal information is regularly assessed and evaluated.

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

SCHEDULE 4

Description of the minimum technical and organisational security measures implemented by the data importer in accordance with Clauses 10 :

•	All premises are secured with an alarm system after hours.
•	Access to the floor in general is restricted with further restrictions placed on special areas.
•	All staff hold unique Access Cards allowing entry to the building; Staff are charged a fee should they loose a card.
•	All staff given unique log-on ID and password that expires every 30 days.
•	Upon completion of employment all members of staff have their Access Cards confiscated and blocked and their email address shut down.
•

All staff sign are bound by the terms of all relevant data protection legislation in the jurisdiction in which they are employed and sign a confidentiality agreement when they sign their employment contract.

•	A system back up every evening.
•	All Comms Rooms have restricted access and is fireproof. It will automatically lock and remove all air in the event of a fire to prevent damage. Access is restricted to 5 members of Staff.
•	Data held on servers are divided into separate folders with authorised access levels. Therefore, only authorised personnel will be able to access relevant information.
•	Sensitive information or documents such as contracts, invoicing or payments will be password protected.
•	Electronic files of the data exporter’s Data encrypted (128 bit encryption).
•	Encrypted files uploaded to password protected IP address (both log-in and password and IP Address are unique).
•	Encrypted files downloaded from password protected IP address (Access restricted to 4 individuals).
•	Encrypted files de-encrypted by selected individuals only.
•	De-encrypted files saved on restricted access server (Passwords held by only 4 individuals).
•	All new electronic files created saved onto restricted access server.
•	New electronic files encrypted (128 bit encryption)
•	New electronic files uploaded to password protected IP address.
•	New electronic files and original scanned Application Forms destroyed/deleted.

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

SCHEDULE 5

to the Standard Contractual Clauses

This Schedule forms part of the Clauses and must be completed and signed by the parties

Data exporter

The data exporter is :

The Carphone Warehouse Group plc – a holding company registered in England and Wales of a range of subsidiary companies throughout Europe involved in the sale and supply of goods and services connected with the fixed line and mobile telecommunications industry which wishes to appoint the data importer to process the personal data described in this Appendix

Data importer

The data importer is:

SPARE BACKUP INCORPORATED a company in the business of providing information technology services and solutions and data processing facilities

Data subjects

The personal data transferred concern the following categories of data subjects):

Consumers

Categories of data

The personal data transferred concern the following categories of data (please specify):

Name

Address

Telephone

Bank Account details

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Processing operations

The personal data transferred will be subject to the following basic processing activities:

The Customer must register for the data transfer service; the customer must install the data transfer software on his personal computer; the data transfer service will store the Customers data; and the Customer’s payment details will be processed.

The Carphone Warehouse Limited	Spare Back up Inc

Name: Tim Morris	Name: Cery Perle

Authorised signature	Authorised signature

/s/ Tim Morris	/s/ Cery Perle